UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

JOHNSON CONTROLS INTERNATIONAL PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 3, 2025

JOHNSON CONTROLS INTERNATIONAL PLC

(Exact name of registrant as specified in its charter)

Ireland	001-13836	98-0390500
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Albert Quay. Cork, Ireland, T12 X8N6

(Address of principal executive offices and postal code)

(353)	21-423-5000	Not Applicable
(Registrant’s telephone number)		(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, Par Value $0.01	JCI	New York Stock Exchange
1.375% Notes due 2025	JCI25A	New York Stock Exchange
3.900% Notes due 2026	JCI26A	New York Stock Exchange
0.375% Senior Notes due 2027	JCI27	New York Stock Exchange
3.000% Senior Notes due 2028	JCI28	New York Stock Exchange
5.500% Senior Notes due 2029	JCI29	New York Stock Exchange
1.750% Senior Notes due 2030	JCI30	New York Stock Exchange
2.000% Sustainability-Linked Senior Notes due 2031	JCI31	New York Stock Exchange
1.000% Senior Notes due 2032	JCI32	New York Stock Exchange
4.900% Senior Notes due 2032	JCI32A	New York Stock Exchange
3.125% Senior Notes due 2033	JCI33	New York Stock Exchange
4.250% Senior Notes due 2035	JCI35	New York Stock Exchange
6.000% Notes due 2036	JCI36A	New York Stock Exchange
5.70% Senior Notes due 2041	JCI41B	New York Stock Exchange
5.250% Senior Notes due 2041	JCI41C	New York Stock Exchange
4.625% Senior Notes due 2044	JCI44A	New York Stock Exchange
5.125% Notes due 2045	JCI45B	New York Stock Exchange
6.950% Debentures due December 1, 2045	JCI45A	New York Stock Exchange
4.500% Senior Notes due 2047	JCI47	New York Stock Exchange
4.950% Senior Notes due 2064	JCI64A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Succession

On February 5, 2025, Johnson Controls International plc (the “Company”) announced that Joakim Weidemanis, 55, will join the Company and succeed George Oliver as the Company’s Chief Executive Officer and principal executive officer. Mr. Weidemanis is expected to join the Company and assume the role of Chief Executive Officer on March 12, 2025, immediately following the Company’s Annual General Meeting of Shareholders. The Company expects that Mr. Weidemanis will be appointed as a member of the Board of Directors following his succession to the role of Chief Executive Officer. Following this transition, Mr. Oliver will continue to serve as the Chairman of the Board of Directors of the Company until July 31, 2025, and will retire from the Board of Directors on that date. Following Mr. Oliver’s retirement from the Board of Directors, Mark Vergnano will serve as the independent Chairman of the Board of Directors.

Mr. Weidemanis previously served as Executive Vice President of Danaher Corporation, a global science and technology company, a position he held from 2017 until 2024. In this role, Mr. Weidemanis was most recently responsible for Danaher’s Diagnostics group of businesses, as well as all of Danaher’s operations in China. Prior to this, Mr. Weidemanis was responsible for the Product ID and Water Quality groups of businesses. Prior to becoming Executive Vice President, Mr. Weidemanis held various management positions within Danaher from 2011 until 2017. Prior to joining Danaher, Mr. Weidemanis served as Head of Product Inspection Division of Mettler Toledo from 2005 until 2011. From 1995 until 2005, Mr. Weidemanis served in various operating and corporate development roles at ABB Ltd. Mr. Weidemanis has served as a director on the board of Assa Abloy, a global leader in access solutions, since 2020.

In connection with Mr. Weidemanis’ appointment, he will (1) receive a base salary of $1,500,000, (2) participate in the Company’s Annual Incentive Performance Program for fiscal year 2025, with a maximum bonus capped at 320% of his base salary and pro-rated for his start date and (3) receive pro-rated long-term equity incentive awards consistent with the awards granted to the Company’s senior executives, consisting of a mix of performance share units, share options and restricted share units. For fiscal year 2025, Mr. Weidemanis will receive pro-rated long term incentive award grants with a total aggregate value of $10,000,000 consisting of three-year performance share units with a value of $5,000,000, restricted share units with a value of $2,500,000 and share options with a value of $2,500,000. For fiscal year 2026, Mr. Weidemanis will receive long term incentive award grants with a total aggregate value of $12,000,000 consisting of performance share units with a value of $6,000,000, restricted share units with a value of $3,000,000 and share options with a value of $3,000,000, in each case, to be granted in accordance with the Company’s annual long term award practices in the first quarter of fiscal year 2026. In connection with his appointment as CEO, Mr. Weidemanis will also receive a one-time equity grant on March 12, 2025 with a grant date value of $5,000,000 consisting of (1) 75% performance share units under the Company’s fiscal year 2024-2026 Long-Term Incentive Performance Program that will vest in December 2026 contingent on the achievement of the performance goals established under such program, and (2) 25% in share options that will vest 50% after one year from date of grant and the remaining 50% on December 7, 2026 and can be exercised up to 10 years from the date of grant. Mr. Weidemanis will be eligible to participate in all employee benefit plans generally available to senior executives of the Company, which are more fully described in the Company’s definitive proxy statement (“Proxy Statement”) on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on January 21, 2025. Mr. Weidemanis will also be subject to the Company’s Severance and Change in Control Policy, which is described in the Company’s Proxy Statement.

Each of the Company and its wholly owned subsidiary, Tyco Fire & Security (US) Management, LLC (“Tyco F&S”), will indemnify Mr. Weidemanis pursuant to Indemnification Agreements in the same form as used with other directors and officers of the Company. The form indemnification agreements provide that, to the fullest extent permitted by law, the Company and/or Tyco F&S will indemnify each officer against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the officer in connection with any claim against the officer as a result of the officer’s service as an officer or director of the Company. The summaries of the material terms of the form indemnification agreements set forth above are qualified in their entirety by reference to the full text of the applicable agreements. (See Exhibit 10.7 and Exhibit 10.8, respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2024, which exhibits are incorporated herein by reference).

There are no transactions since the beginning of the Company’s last fiscal year in which the Company is a participant and in which Mr. Weidemanis or any members of his immediate family have any interest that are required to be reported under Item 404(a) of Regulation S-K. No family relationships exist between Mr. Weidemanis and any of the Company’s directors or executive officers. The appointment of Mr. Weidemanis was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

George Oliver Employment Transition Agreement

On February 5, 2025, the Company entered into an Employment Transition Agreement with Mr. Oliver. Pursuant to the Employment Transition Agreement, Mr. Oliver will retire as Chief Executive Officer of the Company immediately following the Company’s Annual General Meeting of Shareholders on March 12, 2025 (the “Retirement Date”). Following the Retirement Date through July 31, 2025, Mr. Oliver will continue in the role of Chairman of the Board of Directors of the Company and receive compensation consisting of an annual cash retainer of $145,000, pro-rated for the period between the Retirement Date and Mr. Oliver’s retirement from the Board of Directors. In addition, to compensate Mr. Oliver for serving as non-executive Chairman, the Company will pay Mr. Oliver a supplemental annual cash retainer with an annualized value of $200,000, pro-rated for the period between the Retirement Date and Mr. Oliver’s retirement from the Board of Directors.

Following Mr. Oliver’s retirement from the Board of Directors, Mr. Oliver will serve as an advisor to the Company from August 1, 2025 until December 31, 2025 or until such earlier termination date as specified by Mr. Oliver or the Company pursuant to the Employment Transition Agreement. Mr. Oliver will receive a fee of $75,000 per month for his advisory services beginning August 1, 2025 and pro-rated for any partial period of monthly service.

Pursuant to the Employment Transition Agreement, Mr. Oliver will be entitled to a pro-rated award under the Company’s fiscal year 2025 Annual Incentive Performance Program for the period from October 1, 2024 until the Retirement Date, contingent on the achievement of the performance goals established for the program. In addition, while Mr. Oliver is in service with the Company in any capacity, (1) any performance share units held by Mr. Oliver that are outstanding as of the Retirement Date shall remain eligible to vest and be earned, and a pro rata portion of any remaining unvested and unearned portion of such units at the time of Mr. Oliver’s separation from service shall remain eligible to vest and be earned based on actual performance following the end of the applicable three-fiscal-year performance period, (2) any unvested restricted share units held by Mr. Oliver that are outstanding as of the Retirement Date will continue to vest on their regular vesting schedule, and upon Mr. Oliver’s separation from service with the Company, any then-remaining unvested portion of such units shall vest on a pro rata basis and (3) any unvested Company share options held by Mr. Oliver that are outstanding as of the Retirement Date will continue to vest on their regular vesting schedule, and upon Mr. Oliver’s separation from service from the Company, any remaining unvested portion of such options shall vest on a pro rata basis and remain exercisable until the tenth anniversary of the options’ respective grant dates.

The description of the Employment Transition Agreement herein is a summary and is qualified in its entirety by the terms of the Employment Transition Agreement. A copy of the Employment Transition Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Marc Vandiepenbeeck Retention Award

On February 3, 2025, the Compensation and Talent Development Committee of the Board approved a special retention restricted stock unit (RSU) award (the “Retention Award”) for Marc Vandiepenbeeck, the Company’s Executive Vice President and Chief Financial Officer. The Retention Award consists of a grant of RSUs with a grant date of March 12, 2025 and a grant date fair value of $5,000,000. The Retention Award will cliff vest on the fifth anniversary of the date of grant, subject to continued employment until such date. In the event of an involuntary not for cause termination prior to the vesting date, the Retention Award will vest on a pro-rata basis based on the number of full months actively employed in the vesting term. In the event of a termination as a result of death or disability prior to the vesting date, the Retention Award will vest in full. In the event of any other termination, including retirement, voluntary and termination “for cause”, the Retention Award will be forfeited. The terms of the Retention Award are governed by the Company’s standard terms of and conditions for restricted share/unit awards, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2022, as filed with the SEC on February 1, 2023, which is incorporated herein by reference.

Item 7.01.    Regulation FD Disclosure.

On February 5, 2025, the Company issued a press release announcing that Mr. Weidemanis will serve as the next Chief Executive Officer of the Company. A copy of the press release announcing the appointment of Mr. Weidemanis is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information contained in this Item 7.01, including the accompanying Exhibit 99.1, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities under that section and shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Employment Transition Agreement, dated February 5, 2025, between the Company and Mr. Oliver (filed herewith)

10.2	Form of Deed of Indemnification between Johnson Controls International plc and certain of its directors and officers (incorporated by reference to Exhibit 10.7 of the Company’s Annual Report on Form 10-K filed on December 14, 2023)

10.3	Form of Indemnification Agreement between Tyco Fire & Security (US) Management, LLC and certain directors and officers of Johnson Controls International plc (incorporated by reference to Exhibit 10.8 of the Company’s Annual Report on Form 10-K filed on December 14, 2023)

10.4	Form of terms and conditions for Option / SAR Awards, Restricted Stock / Unit Awards, Performance Share Awards under the Johnson Controls International plc 2021 Equity and Incentive Plan for fiscal 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on February 1, 2023)

99.1	Press release issued by Johnson Controls International plc, dated February 5, 2025, relating to the Company’s Chief Executive Officer succession (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on February 5, 2025)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS INTERNATIONAL PLC

Date: February 5, 2025	By:	/s/ Richard J. Dancy
		Name:	Richard J. Dancy
		Title:	Vice President and Corporate Secretary

Exhibit 10.1

Execution Version

EMPLOYMENT TRANSITION AGREEMENT

THIS EMPLOYMENT TRANSITION AGREEMENT (“Agreement”), dated as of February 5, 2025, is by and between Johnson Controls International plc (the “Company”), and George R. Oliver (“Executive”).

WHEREAS, Executive is currently employed as the Chief Executive Officer of the Company and currently serves as the Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, Executive has announced his intent to retire, and the Board believes that executing a successful CEO succession and transition process is in the best interests of the Company and its shareholders and is a core function of the Board;

WHEREAS, as part of its succession and transition planning process, the Board and Executive have mutually agreed that Executive will retire from his role as Chief Executive Officer of the Company, effective March 12, 2025, immediately following the Company’s annual general meeting of shareholders;

WHEREAS, the Board (excluding Executive) has requested that Executive continue to serve on the Board in the role of Chairman following his retirement on March 12, 2025, until July 31, 2025 (the “Non-Executive Chairman Service”) to facilitate the transition to the new Chief Executive Officer;

WHEREAS, the Board (excluding Executive) has requested that Executive serve as an advisor to the Company from August 1, 2025, until no later than December 31, 2025 (the “Advisor Service”) to facilitate the transition to the new Chief Executive Officer (the “New CEO”); and

WHEREAS, the Company and Executive desire to set forth their respective rights and obligations regarding Executive’s pending retirement from, and other service with, the Company.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.            Retirement from the Company. Executive and the Company agree that, effective immediately following the Company’s annual general meeting of shareholders on March 12, 2025 (the “Retirement Date”), Executive shall retire from employment with the Company and simultaneously resign from his position as Chief Executive Officer of the Company and from any and all other positions held by Executive with the Company and its direct and indirect subsidiaries and affiliates, other than his role as a director of the Company and Chairman of the Board, which position Executive shall continue to hold from March 12, 2025 through July 31, 2025, upon which date Executive shall be deemed to have resigned from the Board as a director and as Chairman of the Board. Executive agrees to execute and deliver such documentation as may be reasonably required to effectuate the resignations detailed in the immediately preceding sentence.

2.            Advisor Service. From August 1, 2025 through December 31, 2025, or such earlier termination date as is specified by at least thirty (30) days’ advance written notice from one party to the other, Executive shall provide advisory services to the New CEO as may be reasonably requested by the Board or the New CEO to advise the Board and facilitate the transition the New CEO to such role.

3.            Retirement Benefits.

a.	Pro Rata Bonus. Subject to (i) Executive’s continued employment through the Retirement Date and (ii) Executive’s compliance with any applicable restrictive covenants contained in agreements between Executive and the Company, Executive shall be entitled to an award under the Company’s Annual Incentive Performance Program (“AIPP”) for fiscal year 2025 previously established by the Board with respect to Executive, based on Executive’s existing target award and the Company’s actual performance for the full fiscal year, but pro-rated based on the number of days Executive was employed from October 1, 2024 through and including the Retirement Date relative to the number of days in the full performance period. The award so determined shall be payable following the end of fiscal year 2025 in accordance with the Company’s normal AIPP payment cycle.

b.	Long-Term Incentive Awards. Subject to (i) Executive’s continued employment through the Retirement Date, and (ii) Executive’s compliance with any applicable restrictive covenants contained in agreements between Executive and the Company and in the Company’s severance programs for executive officers, Executive’s long-term incentive awards shall be treated as follows, and these provisions shall override any contrary provisions in the applicable equity award agreements:

i.            Any Company performance share units held by Executive that are outstanding as of the Retirement Date shall remain eligible to vest and be earned while Executive is in service with the Company in any capacity, and a pro rata portion of any remaining unvested and unearned portion of such units at the time of Executive’s separation from service shall remain eligible to vest and be earned based on actual performance following the end of the applicable three-fiscal-year performance period. The pro rata number of units that Executive shall be eligible to earn shall be calculated as follows: (A) the total number of units subject to the applicable performance share unit award multiplied by (B) a fraction, the numerator of which equals the number of full months that Executive was in service with the Company in any capacity during the applicable performance period and the denominator of which equals the total number of months in the applicable performance period.

ii.           Any unvested Company restricted share units held by Executive that are outstanding as of the Retirement Date will continue to vest on their regular vesting schedule while Executive is in service with the Company in any capacity, and upon Executive’s separation from service with the Company, any then-remaining unvested portion of such units shall vest on a pro rata basis and be settled upon Executive’s separation from service with the Company, subject to any six (6) month delay or other time and form of payment required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended. The pro rata number of units that shall vest shall be calculated as follows: (A) the total number of units subject to the applicable restricted share unit award multiplied by (B) a fraction, the numerator of which equals the number of full months that Executive was in service with the Company in any capacity during the applicable service period and the denominator of which equals the total number of months in the applicable service period, less (C) any units that previously vested in the normal course as of the separation from service.

iii.            Any unvested Company share options held by Executive that are outstanding as of the Retirement Date will continue to vest on their regular vesting schedule while Executive is in service with the Company in any capacity, and upon Executive’s separation from service from the Company, any remaining unvested portion of such options shall vest on a pro rata basis. The pro rata number of options that shall vest shall be calculated as follows: (A) the total number of shares subject to the applicable option award multiplied by (B) a fraction, the numerator of which equals the number of full months that Executive was in service with the Company in any capacity during the applicable service period and the denominator of which equals the total number of months in the applicable service period, less (C) any options that previously vested in the normal course as of the separation from service.

iv.          All vested Company options held by Executive (including those that vest under this Agreement) will remain exercisable until the tenth anniversary of the options’ respective grant dates.

4.            Compensation for Board Service. Consistent with the Company’s director compensation program for non-employee directors, during Executive’s period of service on the Board following the Retirement Date, the Company will pay Executive an annual cash retainer of $145,000, pro-rated for the period between the Retirement Date and Executive’s separation from the Board relative to a full annual period and paid quarterly in accordance with the Company’s regular director compensation practices. In addition, to compensate Executive for his Non-Executive Chairman Service, the Company will pay Executive a supplemental annual cash retainer of $200,000, pro-rated for the period of the Non-Executive Chairman Service relative to a full annual period, and paid quarterly in accordance with the Company’s regular director compensation practices. For the avoidance of doubt, Executive shall not receive the equity portion of the non-employee director retainer.

5.            Compensation for Advisor Service. To compensate Executive for his Advisor Service, during the period of such service, he will receive a $75,000 cash payment each month, commencing August 1, 2025, to be paid monthly in arrears, and pro-rated for any partial period of monthly service. The Company shall also reimburse Executive for any reasonable business expenses incurred by Executive in the performance of his Advisor Service in accordance with the Company’s expense reimbursement policy.

6.            Accrued Obligations. Following the Retirement Date, Executive shall be entitled to such compensation and benefits as are provided by the terms of the Company’s or its affiliates’ compensation and benefits plans and policies, including, without limitation, his accrued vested benefits under the Company’s Retirement Restoration Plan and the Company’s Senior Executive Deferred Compensation Plan, payable in accordance with the terms of such plans and in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, his vested account in the 401(k) plan, and any COBRA continuation coverage under the employer-provided group health plans.

7.            Full Settlement; No Obligation to Mitigate; Indemnification and D&O Coverage.

a.	Full Settlement. Executive agrees that the payments and benefits contemplated by Sections 3 and 6 of this Agreement shall be in full satisfaction of any rights and benefits due to Executive upon a termination of Executive’s employment with the Company. Executive acknowledges that the payments and benefits to which he becomes entitled under Sections 3, 4, 5 and 6 of this Agreement shall not be considered in determining his benefits under any plan, agreement, policy or arrangement of the Company unless otherwise required thereunder.

b.	No Obligation to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under the provisions of this Agreement, and such amounts shall not be reduced even if Executive obtains other employment.

c.	Indemnification and D&O Coverage. Executive shall continue to be indemnified by the Company to the maximum extent permitted by applicable law and by the Company’s Memorandum and Articles of Association as well as the Deed of Indemnification between the Company and Executive and shall continue to be covered as an officer and as a director of the Company under the Company’s applicable directors’ and officers’ or other third party liability insurance, including any “tail” coverage following termination of his employment.

8.            Tax Withholding. All payments and benefits provided to Executive under this Agreement will be less applicable withholdings for federal, state and local taxes.

9.            Press Release. The Company and Executive shall jointly agree in good faith on the terms of a press release and/or other public filing describing the arrangements provided herein.

10.          Entire Agreement. This Agreement and Executive’s letter agreement, dated as of December 8, 2017, with the Company constitute the entire agreement between the parties with respect to the subject matter hereof (other than regarding any equity- or cash-based incentive awards referenced herein), and supersede all prior agreements or understandings between the parties arising out of or relating to Executive’s employment and the cessation thereof. Executive agrees that neither the entry into this Agreement nor the actions or events contemplated by this Agreement shall constitute a basis for a “Good Reason Resignation” under, and as defined in, the Company’s Severance and Change in Control Policy for Officers.

11.          Governing Law; Arbitration Policy. This Agreement shall be governed by the internal laws of the State of Wisconsin (without reference to conflict of law principles thereof) and construed in accordance therewith. Notwithstanding anything to the contrary herein, any disputes related to this Agreement shall be subject to the Company’s arbitration policy, as in effect from time to time, and Executive agrees to be bound by such arbitration policy.

12.          Severability of Provisions. Each section in this Agreement shall be enforceable independently of every other section, and the invalidity or non-enforceability of any section shall not invalidate or render unenforceable any other section in this Agreement.

13.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, including as a result of a merger or sale of all or substantially all of the Company’s assets or similar corporate transaction. This Agreement shall not be assignable by Executive. If Executive shall die before after a cash payment hereunder has accrued but before its payment, then such cash payment shall be made to Executive’s surviving spouse or if none, to Executive’s estate.

14.          Waivers. No failure by either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

15.          Modification. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both Executive and the Company.

16.          Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered in .pdf format, each of which shall be deemed an original and which together shall be the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

JOHNSON CONTROLS INTERNATIONAL PLC

By:	/s/ John Donofrio
Name:	John Donofrio
Title:	Executive Vice President and General Counsel

/s/ George R. Oliver
George R. Oliver

[Signature Page to Employment Transition Agreement]